Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
KBR, Inc.:

We consent to the use of our report dated February 25, 2021, except for the change in the composition of reportable segments discussed in Note 2, as to which the date is July 29, 2021, with respect to the consolidated balance sheets of KBR, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), which report appears on Form 8-K of KBR, Inc. dated July 29, 2021.
We also consent to the use of our report dated February 25, 2021 with respect to the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of KBR, Inc. Our report dated February 25, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph stating that the Company acquired Centauri Platform Holdings LLC and Scientific Management Associates (Operations) Pty Ltd during 2020 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, these businesses’ internal control over financial reporting associated with total assets of $246 million and total revenues of $146 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of these acquired businesses.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
July 29, 2021